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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 2-36431 on Form N-1A of our report dated February 24, 2005, relating to the financial statements of MFS Growth Opportunities Fund, appearing in the Annual Report to shareholders for the year ended December 31, 2004, and to the references made to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
---------------------------
Deloitte & Touche LLP

Boston, Massachusetts
April 25, 2005